Exhibit 99.1

McDermott Reports First Quarter 2019 Financial and Operational Results

New awards of $6.7 billion and book-to-bill ratio of 3.0x

41% sequential-quarter increase in backlog to $15.4 billion

No material increase in cost estimates on Cameron LNG and Freeport LNG projects; Cameron commercial discussions continue to progress

Focus on operational excellence drives solid portfolio execution

Continued strong market position, with $91.1 billion revenue opportunity pipeline

$475 million of annualized cost synergies fully actioned

Pending sales of U.S. pipe fabrication and storage tank businesses proceeding on schedule

Company to Host Conference Call and Webcast Today at 7:30 a.m., Central Time

HOUSTON – April 29, 2019 – McDermott International, Inc. (NYSE: MDR) today reported revenues of $2.2 billion and a net loss of $(70) million, or $(0.39) per diluted share, for the first quarter of 2019. Excluding restructuring, integration and transaction costs, as outlined in an accompanying table, the adjusted net income for the first quarter of 2019 was $3 million, or $0.02 per diluted share.

“With our steady progress on both Cameron and Freeport during the first quarter of 2019, McDermott has taken important steps to demonstrate disciplined execution on these projects,” said David Dickson, President and Chief Executive Officer of McDermott. “The recent introduction of feed gas at Cameron was a major milestone in the commissioning of Train 1 and is the precursor for the production of liquefied natural gas. With the imminent completion of Train 1, as well as the initial work to commission Freeport Train 1, we are increasingly confident that the two facilities will come fully on line in 2020 as world-class LNG producers. Further, we were pleased to report that we had no material increase in cost estimates on either project in the first quarter, and we continue to progress our commercial discussions relating to Cameron.”

“As for the company’s performance in the first quarter of 2019, the net loss of $(70) million was largely the result of $73 million of restructuring, integration and transaction costs, which also impacted operating income, offsetting otherwise sound performance across our operating segments and a sequential-quarter reduction in selling, general and administrative expenses,” said Dickson.

“More broadly, the company continues to exhibit commercial success in a steadily improving market. In particular, McDermott reported a book-to-bill ratio of 3.0x, a new award total of $6.7 billion and a 41% sequential-quarter improvement in backlog. Included in our orders this quarter were the Golden Pass LNG project in North America, several offshore projects in the Middle East, the BP Tortue project and Cassia-C project – both of which converted from FEED work to EPCI – and the Woodside Scarborough FEED award, which is a revenue synergy and includes a mechanism for conversion to an EPCI contract pending FID by the customer. The level of awards in the first quarter demonstrates customer confidence in the combined company, which is further supported by our $91 billion revenue opportunity pipeline. Additionally, our backlog as of the end of the first quarter gives us visibility for about 80% of our expected total revenues for 2019 – and more than $9 billion for 2020 and thereafter.”

First Quarter 2019 Operating Results

First quarter 2019 loss attributable to McDermott common stockholders was $(70) million, or $(0.39) per fully diluted share, impacted by $69 million of restructuring and integration costs – which included costs to implement our Combination Profitability Initiative (“CPI”) program, change in control, severance, professional fees and settlement of litigation – as well as $4 million of transaction costs associated with the ongoing process to sell the company’s non-core storage tank and pipe fabrication businesses. The unfavorable impact of these items was partially offset by tax benefits of $34 million related to the settlement of a customer claim and a favorable court ruling. The adjusted net income for the first quarter of 2019 was $3 million, or $0.02 per fully diluted share, excluding the restructuring, integration and transaction costs.

McDermott reported first quarter 2019 revenues of $2.2 billion driven by the LNG and Downstream product lines in NCSA and the Offshore and Subsea product line in MENA.

McDermott’s operating income for the first quarter of 2019 was $13 million and adjusted operating income was $86 million, excluding the previously described restructuring, integration and transaction costs. Operating income for the first quarter of 2019 was favorably impacted by the execution of various projects in MENA and NCSA, as well as strong performance in the Technology segment.

Financial Highlights

	Three months Ended		Delta
	Mar 31, 2019	Mar 31, 2018	Qtr-on-Qtr
	($ in millions, except per share amounts)
Revenues	$2,211	$608	$1,603
Operating Income	13	65	(52)
Operating Margin	0.6%	10.7%	-10.1%
Net Income (Loss)	(70)	35	(105)
Diluted EPS[1]	(0.39)	0.37	(0.76)
Total Intangibles Amortization[2]	35	—	35
Adjusted Operating Income[3]	86	79	7
Adjusted Operating Margin[3]	3.9%	13.0%	-9.1%
Adjusted Net Income[3,4]	3	49	(46)
Adjusted Diluted EPS[1,3,4]	0.02	0.52	(0.50)
Adjusted EBITDA[3]	164	104	60
Cash Provided by Operating Activities	(244)	38	(282)
Capital Expenditures	18	18	—
Free Cash Flow[3]	(262)	20	(282)
Working Capital[5]	(1,972)	384	(2,356)

Note: Results for the three months ended March 31, 2018 are as originally reported by McDermott and do not reflect a presentation of combined results.

[1]	Diluted EPS and adjusted diluted EPS were calculated using weighted average diluted shares of 181 million and 95 million for the three months ended March 31, 2019 and 2018, respectively.
[2]

Total intangibles amortization includes the sum of project-related intangibles amortization, other intangibles amortization and amortization of intangible assets resulting from investments in unconsolidated affiliates, all of which are associated with the intangible assets and liabilities acquired in the Combination.

[3]

Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted net income per share (“adjusted diluted EPS”) and adjusted EBITDA reflect adjustments to Operating Income and Net Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”). The reconciliations of these non-GAAP measures, as well as free cash flow, to the respective most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”

[4]

The calculations of adjusted net income and adjusted diluted EPS reflect the tax effects of non-GAAP adjustments during each applicable period. In jurisdictions in which we currently do not pay taxes, no tax impact is applied to non-GAAP adjusting items.

[5]

Working capital = (current assets, less cash and cash equivalents, restricted cash and project-related intangibles) – (current liabilities, less current maturities of long-term debt and project-related intangible liabilities).

Cash and Liquidity

Cash used by operating activities in the first quarter of 2019 was $(244) million. This primarily reflected the company’s net loss and the usage of cash on the Cameron and Freeport LNG projects. Total cash availability was $1.1 billion at March 31, 2019, consisting of $413 million of unrestricted cash and $714 million of availability under McDermott’s revolving credit facility. As of March 31, 2019, McDermott had $1.7 billion of combined availability under its principal letter of credit facilities, uncommitted bilateral credit facilities and surety arrangements. McDermott was in compliance with all financial covenants under its financing arrangements as of March 31, 2019.

Pipe and Tank Sale

The sale processes for each of the pipe fabrication and tank businesses is going well and as planned. The sale process has generated a high level of interest for both. The sale of the pipe fabrication business is expected to close in Q2 2019 and the sale of the tank business is expected to close in Q3 2019.

Combination Profitability Initiative

McDermott’s $475 million CPI program was fully actioned as of the end of the first quarter of 2019. However, integration of certain program elements, such as information technology systems, is ongoing. McDermott’s operating results for the three months ended March 31, 2019 include approximately $66 million of such savings. The full benefit of the annualized run-rate synergies, partially offset by inflation, competitive pricing and the impact of percentage of completion accounting, is expected in 2020. The company expects that it will continue to invest in opportunities to capture additional efficiencies and cost savings over time.

Reporting Segment Update

McDermott’s segment reporting is presented as: North, Central and South America, or NCSA; Europe, Africa, Russia and Caspian, or EARC; Middle East and North Africa, or MENA; Asia Pacific, or APAC; and Technology, or TECH. The company also reports results for Corporate. Segment and Corporate results are summarized below.

Segment Financial Highlights

	Three Months Ended Mar 31, 2019
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
	($ in millions)
New Orders	$4,307	$684	$1,425	$137	$117	$—	$6,670
Backlog[1]	8,581	1,915	2,879	1,401	601	—	15,377
Revenue	1,380	148	380	155	148	—	2,211
Book-to-Bill	3.1x	4.6x	3.8x	0.9x	0.8x	—	3.0x
Operating Income (Loss)	73	7	66	13	35	(181)	13
Operating Margin	5.3%	4.7%	17.4%	8.4%	23.6%	—	0.6%
Adjusted Operating Income (Loss)[2]	73	7	66	13	35	(108)	86
Adjusted Operating Margin[2]	5.3%	4.7%	17.4%	8.4%	23.6%	—	3.9%
Capex	2	—	4	5	—	7	18

Note: All amounts have been rounded to the nearest million. Individual line items may not sum to totals as a result of rounding.

Product Offering Financial Highlights

	Three Months Ended Mar 31, 2019
	Offshore & Subsea	LNG	Downstream	Power	Total
	(In millions)
New Orders	$2,365	$3,851	$428	$26	$6,670
Backlog	5,113	4,620	4,779	865	15,377
Revenue	611	414	860	326	2,211

[1]	Our backlog is equal to our Remaining Performance Obligations (RPOs) as determined in accordance with U.S. GAAP.
[2]

Adjusted Operating Income (Loss) and Margin, by segment, are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Segment Non-GAAP to GAAP Financial Measures.”

North, Central and South America (NCSA)

Major drivers of NCSA revenues of $1.4 billion were the Cameron LNG, Freeport LNG, Entergy Power and Total Ethane Cracker projects. Operating income and margin for NCSA were $73 million and 5.3%, respectively, during the quarter. Key contributors to operating income were the Total Ethane Cracker, LACC ethylene cracker, LA-MEG petrochemical, Shintech ethylene cracker, Entergy Lake Charles power and Entergy Montgomery County power projects.

Generating the largest share of revenues and having responsibility for executing the largest projects to date in the entire portfolio, NCSA accomplished a number of key operational achievements in the quarter, including substantial completion on the Calpine power project, resulting in the combined-cycle gas turbine power station being turned over to the customer to begin commercial operations. The Cameron LNG project was 90% complete as of the end of the first quarter, with Phase 1 achieving mechanical completion during the period. Cameron is scheduled for initial production of LNG this quarter. Initial production of LNG from Trains 2 and 3 at Cameron is scheduled for Q1 of 2020 and Q2 of 2020, respectively. The Freeport LNG project progressed, reaching 93% completion as of the end of the first quarter and received FERC approval on April 18 to bring in fuel gas for pre-commissioning of the pretreatment facility. Initial production of LNG from Freeport trains 1, 2 and 3 is expected in Q3 2019, Q4 2019 and Q1 2020, respectively. The LACC project, which will include a 1 million ton per year ethylene cracker and a mono ethylene glycol plant, achieved mechanical completion during the quarter. The Borstar Bay 3 polymers project continues with early site preparation and the Entergy Montgomery County project continued with the commencement of construction. Additionally, with its joint venture members, the segment booked its share of a strategically important win, with the award of the Golden Pass LNG project, a three-train LNG facility in Sabine Pass, Texas. Engineering and early procurement activities are underway.

Europe, Africa, Russia and Caspian (EARC)

Revenues of $148 million in EARC were primarily driven by engineering and procurement progress on the Total Tyra offshore project, procurement on the Afipsky refinery project and construction on the Lukoil refinery project. Operating income and margin for EARC were $7 million and 4.7% during the quarter. Key contributors were the Total Tyra and Afipsky projects.

The BP Tortue EPCI project was awarded during the quarter as a pull-through from the recently completed FEED work. This contract marks a number of firsts: our first significant subsea EPCI project in West Africa; the first project using our state-of-the-art pipelay vessel Amazon; and our support of BP’s first entry into Senegal and Mauritania. The project is working through set-up activities and is in preparation for procurement of long-lead items. Other key operational achievements in the quarter included significant progress on the construction phase of the Lukoil project, which is now approximately 21% complete overall. Engineering and fabrication progress continues on both packages of the Total Tyra project, which marked McDermott’s return to the North Sea. The project recently achieved a safety milestone of 460 days without a lost-time incident. Additionally, the Afipsky project continued to progress on its procurement scope.

Middle East and North Africa (MENA)

Revenues of $380 million in MENA were primarily driven by procurement, fabrication, marine and hook-up activity on several offshore projects, including Saudi Aramco Safaniya Phases 5 and 6, QP Bul Hanine, and Saudi Aramco LTA II, as well as engineering, procurement and construction on several onshore projects, including the ADNOC Crude Flexibility refinery, SASREF refinery and Liwa petrochemical EPC lump-sum projects. Operating income and margin for MENA were $66 million and 17.4%, respectively, during the quarter, with the same drivers as noted above for revenues.

MENA’s strong market position in the region’s offshore market contributed to a number of operational achievements in the quarter, including substantially completing the Saudi Aramco LTA II project, with the Berri hook-up campaign remaining. The Saudi Aramco Safaniya projects progressed well, with commercial close-out activities taking place on Phase 5 and engineering and long-lead procurement substantially complete and marine and hook-up activities commencing on Phase 6. This project builds on the legacy of successfully executed projects under the LTA II contract. Saudi Aramco Marjan TP-10 was awarded during the quarter. This contract includes design, procurement, fabrication and installation, testing and pre-commissioning of the TP-10 tie-in platform, six gas lift topside modules and associated pipeline and subsea cables. The project is in the initial engineering phase and purchase orders are being placed for long-lead procurement items. The ADNOC Crude Flexibility project continued to progress well with manufacturing of critical equipment well underway and mobilization of the storage group for the tank scope.

Asia Pacific (APAC)

Revenues of $155 million in APAC were driven by substantial completion of the offshore campaign for the Reliance KG-D6 subsea project in India and various other projects across the region. Operating income and margin for APAC were $13 million and 8.4%, respectively, during the quarter, primarily driven by various projects and closeouts across the region.

The segment continued to make progress during the quarter in delivering a best-in-class solution on the ONGC KG-DWN 98/2 subsea project with cost-efficiency and industry leading safety, with the set-up of the project management and commencement of engineering. The project is being executed in a consortium with Baker Hughes GE and Larsen and Toubro. The DLV 2000 successfully completed its scope, including a pipeline installation, on the KG-D6 project. The Woodside Scarborough FEED commenced during the quarter. The FEED is for a floating production unit for the Scarborough field gas development in Western Australia and, upon completion, the contract includes a mechanism for conversion to an EPCI contract pending FID by the customer. The Batam Fabrication Yard achieved an impressive 50 million manhours lost-time incident-free as it continues to ramp-up to support projects globally. The JG Summit Storage Tank project is progressing with tanks and sphere erection ramping up.

Technology (TECH)

Revenues of $148 million were primarily driven by licensing and proprietary supply, including catalyst sales, in the petrochemicals and refining markets. Operating income and margin for TECH were $35 million and 23.6%, respectively, during the quarter, primarily driven by catalyst shipments, execution progress, earned fees and process performance.

With its position as a leading global supplier of technology licenses to the growing ethylene and propylene markets, the Technology segment continued to demonstrate its strong market position, with the creation of a new ethylene and petrochemicals task force that has identified more than $39 billion of potential pull-through EPC opportunities related to the complete Lummus Technology portfolio, including the segment’s CLG joint venture. In the refining market, the segment has introduced the next generation of our HYDROCAT® CDModules® system catalyst to provide a more efficient desulfurization process for our customer’s production of ultra-low sulfur gasoline; and several new awards in China, Kuwait and Saudi Arabia.

Corporate

Corporate expenses include various corporate and other non-operating activities. Corporate expense in the first quarter of 2019 was $181 million, mainly attributable to selling, general, administrative and other expenses of $48 million; $54 million of unallocated operating costs; $69 million of costs for restructuring and integration and $4 million of transaction-related costs associated with the ongoing process to sell the company’s non-core storage tank and pipe fabrication businesses.

Revenue Opportunity Pipeline

McDermott’s revenue opportunity pipeline consists of Backlog, Bids & Change Orders Outstanding and Target Projects, which are those projects McDermott expects to be awarded in the market in the next five quarters. McDermott defines Backlog as Remaining Performance Obligations (RPOs) as determined in accordance with GAAP.

At the end of the first quarter of 2019, McDermott’s revenue opportunity pipeline was approximately $91 billion, primarily driven by NCSA and MENA with continuing momentum in the pace of new awards in the offshore/subsea, downstream and LNG markets.

Revenue Opportunity Pipeline

	As of
	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	($ in billions)
Backlog	$15.4	$10.9	$11.5	$10.2	$3.4
Bids & Change Orders Outstanding[1]	17.7	20.3	20.7	19.0	7.5
Targets[2]	58.0	61.9	48.1	49.3	14.1

Total	91.1	93.1	80.3	78.5	25.0

Revenue Opportunity Pipeline by Segment

	As of Mar 31, 2019
	NCSA	EARC	MENA	APAC	TECH	Total
	($ in billions)
Backlog	$8.6	$1.9	$2.9	$1.4	$0.6	$15.4
Bids & Change Orders Outstanding[1]	1.4	7.7	5.9	2.7	—	17.7
Targets[2]	24.9	7.6	17.4	6.5	1.6	58.0

Total	34.9	17.2	26.2	10.6	2.2	91.1

Note: All amounts have been rounded to the nearest tenth of a billion. Individual line items may not sum to totals as a result of rounding.

[1]

There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.

[2]

Target projects are those that McDermott has identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott or at all.

2019 Guidance

McDermott is updating its previous 2019 guidance. Guidance is based on the company’s existing portfolio of businesses. McDermott expects operating performance in the second half of 2019 to be stronger than the first half, reflecting higher revenues, execution of recently booked backlog, higher utilization and cost synergies under the CPI.

Full Year 2019 Guidance
($ in millions, except per share amounts or as indicated)
Revenues	~$10.0B
Operating Income	~$660
Operating Margin	~6.6%
Net Interest Expense[1]	~$380
Income Tax Expense	~$65
Accretion of Redeemable Preferred Stock	~$15
Dividends on Redeemable Preferred Stock	~$36
Net Income	~$170
Diluted Net Income, Per Share	~$0.90
Diluted Share Count	~188
EBITDA[2]	~$945
Corporate and Other Operating Income (Expense)[3]	~$(520)
Adjustment
Restructuring and Integration Costs[4]	~$120
Transactions Costs[5]	~$20
Adjusted Earnings Metrics
Adjusted Operating Income[2]	~$800
Adjusted Operating Margin[2]	~8%
Adjusted Net Income[2]	~$310
Adjusted Diluted EPS[2]	~$1.65
Adjusted EBITDA[2]	~$1.1B
Cash Flow & Other Metrics
Cash from Operating Activities	~$(310)
Capex	~$(160)
Free Cash Flow[2]	~$(470)
Cash Interest / DIC Amortization Interest	~$345 / ~$40
Cash Taxes	~$65
Cash, Restricted Cash and Cash Equivalents	~$545
Gross Debt[6]	~$3,700
Net Working Capital	~$(1.3)B

[1]	Net interest expense is gross interest expense less capitalized interest and interest income.
[2]

The calculations of EBITDA, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted EPS, adjusted EBITDA and free cash flow, which are non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to Forecast GAAP Financial Measures.”

[3]

Corporate and other operating Income (expense) represents the operating income (expense) from corporate and non-operating activities, including certain centrally managed initiatives, such as restructuring and integration costs and costs to achieve the CPI, impairments, annual mark-to-market pension adjustments, costs not attributable to a particular reporting segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

[4]	Restructuring and integration costs, including costs to achieve the CPI.
[5]	Transaction costs associated with the ongoing process to sell the company’s non-core storage tank and U.S. pipe fabrication businesses.
[6]	Ending gross debt excludes debt issuance costs and operating and finance lease obligations.

Conference Call

McDermott has scheduled a conference call and webcast related to its first quarter 2019 results at 7:30 a.m., U.S. Central time, today. Shareholders and other interested parties are invited to listen to the call by visiting www.mcdermott-investors.com or by calling 1-706-634-2259 (Conference ID: 8784976). A presentation of supplemental financial information will be available on McDermott’s Investor Relations site at that time. A replay of the webcast will be available on McDermott’s website for seven days after the call.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include approximately 32,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Non-GAAP Measures

This communication includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The forecast non-GAAP measures we have presented in this communication include forecast EBITDA, adjusted operating income (loss), adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA. We believe these forward-looking financial measures are within reasonable measure.

Non-GAAP measures include adjusted operating income (loss), adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that these metrics are useful for investors to review, because they provide more consistent measures of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses each of these metrics as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

We define free cash flow as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, provision for income taxes and accretion and dividends from redeemable preferred stock. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions to our operating income, both gains and charges. We have included EBITDA and adjusted EBITDA disclosures in this communication because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow, EBITDA and adjusted EBITDA in isolation from, or as substitutes for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included in this communication.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott. These forward-looking statements include, among other things, statements about 2019 guidance, project milestones and percentage of completion and expected timetables, cost estimates on identified projects, cost recoveries and schedule-based incentives on projects, assessments and beliefs with respect to legacy CB&I projects (including the three Focus projects), the market outlook, backlog, bids and change orders outstanding, target projects and revenue opportunity pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the potential for FEEDs to convert to full EPCI awards, the contemplated sale of the U.S. pipe fabrication and tank storage businesses and the anticipated timing from those transactions, targeted savings from cost synergies and the other expected impacts of the CPI, including anticipated CPI implementation costs, the expected timing for completion of the CPI, other opportunities to capture efficiencies and cost savings, our potential and our beliefs with respect to the combination with CB&I. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the possibility that the expected CPI savings will not be realized, or will not be realized within the expected time period; adverse changes in the markets in which McDermott operates or credit markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission, including McDermott’s annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly report on Form 10-Q. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contact:

Investors & Financial Media

Scott Lamb

Vice President, Investor Relations

832.513.1068

scott.lamb@mcdermott.com

Global Media Relations

Gentry Brann

Global Vice President, Communications

+1 281 870 5269

Gentry.Brann@McDermott.com

START OF APPENDIX

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2019	2018
	(In millions, except per share amounts)
Revenues	$2,211	$608
Costs and Expenses:
Cost of operations	2,018	476
Project intangibles and inventory-related amortization	10	—

Total cost of operations	2,028	476
Research and development expenses	8	—
Selling, general and administrative expenses	72	48
Other intangibles amortization	22	—
Transaction costs	4	3
Restructuring and integration costs	69	12
Other operating expense, net	1	—

Total expenses	2,204	539
Income (loss) from investments in unconsolidated affiliates	9	(4)
Investment in unconsolidated affiliates-related amortization	(3)	—

Operating income	13	65
Other expense:
Interest expense, net	(92)	(12)
Other non-operating income, net	1	2

Total other expense, net	(91)	(10)
(Loss) income before provision for income taxes	(78)	55
Income tax (benefit) expense	(21)	21

Net (loss) income	(57)	34
Less: Net loss attributable to noncontrolling interests	(1)	(1)

Net (loss) income attributable to McDermott	$(56)	$35

Dividends on redeemable preferred stock	(10)	—
Accretion of redeemable preferred stock	(4)	—

Net (loss) income attributable to common stockholders	(70)	35

Net (loss) income per share attributable to common stockholders
Basic	$(0.39)	$0.37
Diluted	$(0.39)	$0.37
Shares used in the computation of net (loss) income per share
Basic	181	95
Diluted	181	95

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(In millions, except per share amounts)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents ($142 and $146 related to variable interest entities (“VIEs”))	$413	$520
Restricted cash and cash equivalents	326	325
Accounts receivable—trade, net ($15 and $29 related to VIEs)	977	932
Accounts receivable—other ($49 and $57 related to VIEs)	149	175
Contracts in progress ($245 and $144 related to VIEs)	1,006	704
Project-related intangible assets, net	114	137
Inventory	106	101
Other current assets ($29 and $24 related to VIEs)	148	139

Total current assets	3,239	3,033

Property, plant and equipment, net	2,051	2,067
Operating lease right-of-use assets	401	—
Accounts receivable—long-term retainages	69	62
Investments in unconsolidated affiliates	453	452
Goodwill	2,681	2,654
Other intangibles, net	979	1,009
Other non-current assets	156	163

Total assets	$10,029	$9,440

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$178	$—
Current maturities of long-term debt	30	30
Current portion of long-term lease obligations	97	8
Accounts payable ($326 and $277 related to VIEs)	949	595
Advance billings on contracts ($541 and $717 related to VIEs)	1,618	1,954
Project-related intangible liabilities, net	52	66
Accrued liabilities ($94 and $136 related to VIEs)	1,694	1,564

Total current liabilities	4,618	4,217
Long-term debt	3,393	3,393
Long-term lease obligations	394	66
Deferred income taxes	47	47
Other non-current liabilities	659	664

Total liabilities	9,111	8,387

Commitments and contingencies
Mezzanine equity:
Redeemable preferred stock	243	230
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 255 shares; issued 184 and 183 shares, respectively	184	183
Capital in excess of par value	3,545	3,539
Accumulated deficit	(2,789)	(2,719)
Accumulated other comprehensive loss	(165)	(107)
Treasury stock, at cost: 3 and 3 shares, respectively	(96)	(96)

Total McDermott Stockholders’ Equity	679	800
Noncontrolling interest	(4)	23

Total stockholders’ equity	675	823

Total liabilities and stockholders’ equity	$10,029	$9,440

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2019	2018
	(In millions)
Cash flows from operating activities:
Net (loss) income	$(57)	$34
Non-cash items included in net (loss) income:
Depreciation and amortization	76	23
Debt issuance cost amortization	11	2
Stock-based compensation charges	6	3
Deferred taxes	—	1
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(87)	(68)
Contracts in progress, net of advance billings on contracts	(638)	143
Accounts payable	357	(90)
Other current and non-current assets	12	(20)
Investments in unconsolidated affiliates	(4)	4
Other current and non-current liabilities	80	6

Total cash (used in) provided by operating activities	(244)	38

Cash flows from investing activities:
Purchases of property, plant and equipment	(18)	(18)
Advances related to proportionately consolidated consortiums	(114)	—
Investments in unconsolidated affiliates	(1)	(2)

Total cash used in investing activities	(133)	(20)

Cash flows from financing activities:
Revolving credit facility borrowings	483	—
Revolving credit facility repayments	(305)	—
Repayment of debt and finance lease obligations	(8)	—
Advances related to equity method joint ventures and proportionately consolidated consortiums	116	—
Repurchase of common stock	(4)	(7)
Distribution to joint venture member	(5)	—

Total cash provided by (used in) financing activities	277	(7)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(6)	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(106)	11
Cash, cash equivalents and restricted cash at beginning of period	845	408

Cash, cash equivalents and restricted cash at end of period	$739	$419

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three months Ended Mar 31
	2019	2018
	($ in millions, except share and per share amounts)
Net (loss) income attributable to McDermott	$(56)	$35
Dividends on redeemable preferred stock	(10)	—
Accretion of redeemable preferred stock	(4)	—

Net (loss) income attributable to common stockholders	$(70)	$35
Weighted average common stock (basic)	181	95
Effect of dilutive securities:
Stock-based awards	—	—
Warrants and preferred stock	—	—

Weighted average common stock (diluted)	181	95

Net (loss) income per share attributable to common stockholders
Basic:	$(0.39)	$0.37
Diluted:	$(0.39)	$0.37

SUPPLEMENTARY DATA
	Three months Ended Mar 31
	2019	2018
	($ in millions)
Depreciation & amortization	$76	$23
Capital expenditures	18	18
Backlog	15,377	3,387

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures. Additional reconciliations are provided in the accompanying tables.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Mar 31, 2019
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
	($ in millions)
Revenues	$1,380	$148	$380	$155	$148	—	$2,211
GAAP Operating Income (Loss)	73	7	66	13	35	(181)	13
GAAP Operating Margin	5.3%	4.7%	17.4%	8.4%	23.6%	—	0.6%
Adjustments
Restructuring, Integration & Transaction Costs[1]	—	—	—	—	—	73	73

Total Non-GAAP Adjustments	—	—	—	—	—	73	73

Non-GAAP Operating Income (Loss)	$73	$7	$66	$13	$35	$(108)	$86

Non-GAAP Adjusted Operating Margin	5.3%	4.7%	17.4%	8.4%	23.6%	—	3.9%

Note: Individual line items may not sum to totals as a result of rounding.

[1]

Restructuring and integration costs of $69 million, which included costs to implement our CPI program, change in control, severance, professional fees and settlement of litigation – as well as $4 million of transaction costs associated with the ongoing process to sell the company’s non-core storage tank and pipe fabrication businesses during the three months ended March 31, 2019.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

	Three months Ended
	Mar 31, 2019	Mar 31, 2018
	($ in millions, except share and per share amounts)
GAAP Net Income Attributable to Common Stockholders	$(70)	$35
Less: Adjustments
Transaction costs[1]	4	3
Restructuring and integration costs[2]	69	11

Total Non-GAAP Adjustments	73	14
Tax Effect of Non-GAAP Gains and/or Charges[3]	—	—

Total Non-GAAP Adjustments (After Tax)	73	14

Non-GAAP Adjusted Net Income Attributable to Common Stockholders	$3	$49

GAAP Operating Income	$13	$65
Non-GAAP Adjustments	73	14

Non-GAAP Adjusted Operating Income	$86	$79

Non-GAAP Adjusted Operating Margin	3.9%	13.0%
GAAP Diluted EPS	$(0.39)	$0.37
Non-GAAP Adjustments	0.41	0.15
Non-GAAP Adjusted Diluted EPS	$0.02	$0.52

Shares used in computation of income per share:
Basic	181	95
Diluted	181	95
Net Income Attributable to Common Stockholders	$(70)	$35
Depreciation and Amortization	76	23
Interest Expense, Net	92	11
Provision for Income Taxes	(21)	21
Accretion and Dividends on redeemable preferred stock	14	—

EBITDA[4]	91	90
Non-GAAP Adjustments	73	14

Adjusted EBITDA[4]	$164	$104

Cash flows from operating activities	$(244)	$38
Capital expenditures	(18)	(18)

Free cash flow	$(262)	$20

GAAP Revenues	$2,211	$608

Note: Individual line items may not sum to totals as a result of rounding.

[1]

Transaction costs in Q1 2019 were associated with the ongoing process to sell our non-core storage tank and U.S. pipe fabrication businesses. Transaction costs in Q1 2018 were associated with the Combination.

[2]	Restructuring and integration costs, including costs to achieve the CPI.
[3]

The adjustments to GAAP Net (Loss) Income have been income tax effected when included in net income based upon the respective tax jurisdictions the adjustments were incurred in. No income tax effect has been taken on Non-GAAP charges as charges incurred in the United States, where we do not expect to receive income tax benefits.

[4]

We define EBITDA as net income plus depreciation and amortization, interest expense, net, provision for income taxes and accretion and dividends on redeemable preferred stock. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions, both gains and charges, to our operating income as described in footnotes 1 and 2 above. We have included EBITDA and adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Full Year 2019 Guidance
	($ in millions, except per share amounts or as indicated)
Revenues	~$	10.0B
Operating Income	~$	660
Operating Margin		~6.6%
Restructuring, integration & transaction costs	~$	140

Total Non-GAAP Adjustments	~$	140

Adjusted Operating Income	~$	800

Adjusted Operating Margin		~8%
Net Income	~$	170
Total Non-GAAP Adjustments	~$	140
Tax Impact of Adjustments	~$	—

Adjusted Net Income	~$	310

Diluted Share Count		~188

Adjusted Diluted EPS	~$	1.65

Cash Flows from Operating Activities	~$	(310)
Capital Expenditures	~$	(160)

Free Cash Flow	~$	(470)

GAAP Net Income (Loss) Attributable to Common Stockholders	~$	170
Add:
Depreciation and amortization	~$	280
Interest expense, net	~$	380
Provision for taxes	~$	65
Accretion of Redeemable Preferred Stock	~$	15
Dividends on Redeemable Preferred Stock	~$	36

EBITDA	~$	945

Restructuring, integration & transaction costs	~$	140

Adjusted EBITDA	~$	1.1B